Exhibit 99.1


                             CONSUMERS WATER COMPANY
                     EMPLOYEES 401(K) SAVINGS PLAN AND TRUST
                (Amended and Restated as of January 1, 1998 with
                      amendments through January 1, 1999)

     This Trust Agreement was originally dated as of January 1, 1987 between CONSUMERS WATER COMPANY, a Maine corporation with its principal place of business in Portland, Maine, as sponsoring Employer, and BRIAN R. MULLANY, JOHN VAN C. PARKER and ROBERT W. PHELPS, as Trustees. Effective as of March 10, 1999, CONSUMERS WATER COMPANY, the Maine corporation, was merged with and into CONSUMERS WATER COMPANY, the Pennsylvania corporation with its principal place of business located in Bryn Mawr Pennsylvania, which has assumed all rights and obligations of CONSUMERS WATER COMPANY, the Maine corporation, hereunder. Effective as of May 20, 1999, ROY H. STAHL, ROBERT G. LIPTAK, and DAVID P. SMELTZER replaced BRIAN R. MULLANY, JOHN VAN C. PARKER and ROBERT W. PHELPS as Trustees hereunder.

                               W I T N E S S E T H

     WHEREAS, Consumers Water Company desires to maintain a 401(k) savings plan for its employees and the employees of those of its affiliates who have elected to be included in the Plan;

     WHEREAS, Roy H. Stahl, Robert G. Liptak, and David P. Smeltzer have agreed to act as Trustees of the Trust created hereunder pursuant to the terms and conditions hereof; and

     WHEREAS, the Plan, as amended and restated herein for the purposes of (i) reflecting the substitution of the common stock of Philadelphia Suburban Corporation for the Consumers Water Company common stock as an investment option as well as a medium for making matching contributions under the Plan, and (ii) complying with the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997, is generally effective January 1, 1999 except as otherwise required by law or provided herein,

     NOW THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1. DEFINITIONS

     The following terms shall have the meanings set forth below unless the context clearly indicates that a different meaning is required.


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     1.   "Accounts" shall include the Elective Account, the Matching Account, the Voluntary Account and the Transfer Account.

     2. "Affiliate" shall mean any corporation which is a member of a controlled group of corporations which includes the Company (within the meaning of section 1563(a) of the Code, determined without regard to section 1563(a)(4) and (e)(3)(C) of the Code).

     3.   "Anniversary Date" shall mean January 1.

     4. "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

     5. "Committee" shall mean the Committee appointed by the Company as provided in Article VIII. The Committee shall be the "administrator" (as defined in Section 3(16)(A) of ERISA) of the Plan and shall be responsible for all reporting and disclosure obligations under ERISA, and all other obligations required or permitted to be performed by the Plan administrator under ERISA. The Committee, as Plan administrator, shall be the designated agent for service of legal process. The Committee shall be the "named fiduciary" referred to in Section 402(a) of ERISA.

     6. "Common Stock" shall mean shares of voting common stock of the Philadelphia Suburban Corporation.

     7. "Company" shall mean Consumers Water Company, and its successors and assigns.

     8. "Compensation" shall mean all amounts to be paid to an Employee during the Plan Year for Service with the employer which are reportable on such Employee's Form W-2, or which would have been reportable if such amounts had not been contributed to his Elective Account by the Employer.



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     In addition to other applicable limitations set forth in the plan, and notwithstanding any other provision of the plan to the contrary, for plan years beginning on or after January 1, 1994, the annual compensation of each employee taken into account under the plan shall not exceed the OBRA `93 annual compensation limit. The OBRA `93 annual compensation limit is $150,000, as adjusted by the Commission for increases in the cost of living in accordance with section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA `93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

     For plan years beginning on or after January 1, 1994, any reference in this plan to the limitation under section 401(a)(17) of the Code shall mean the OBRA `93 annual compensation limit set forth in this provision.

     If compensation for any prior determination period is taken into account in determining an employee's benefits accruing in the current plan year, the compensation for that prior determination period is subject to the OBRA `93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first plan year beginning on or after January 1, 1994, the OBRA `94 annual compensation limit if $150,000.

     For purposes of Section 3.02(d), Compensation shall mean the Compensation, as defined above, that the Member would have received during a period of Qualified Military Service (or, if the amount of such Compensation is not reasonably certain, the Member's average earnings from the Employer or an Affiliate for the twelve-month period immediately preceding the Member's period of Qualified Military Service); provided, however, that the Member returns to work within the period during which his right to reemployment is protected by law.

     9. "Compensation Deferral Agreement" shall mean an arrangement pursuant to which a Member agrees to reduce, or to forego an increase in, his Compensation and the Employer agrees to contribute to the Plan the amount so reduced or foregone as an Elective Contribution.

     10.  "Effective Date" shall mean January 1, 1987.

     11. "Elective Account" shall mean the Elective Contributions made on behalf of a Member, and the income, losses, appreciation and depreciation attributable to such contributions.



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     12.  "Elective Contribution" shall mean an amount contributed to the Plan on behalf of a Member by the Employer pursuant to a Compensation Deferral Agreement, as provided in Section 3.01(a) hereof.

     13.  "Employee" shall mean a person employed by the Employer.

     14. "Employer" shall mean Consumers Water Company and any Affiliate which elects by proper corporate action to be included in this Plan) and any successor by merger, and any business organization that acquires the Employer's business and adopts the Plan.

     15. "Employer Matching Contribution" shall mean the amount contributed to the Plan on behalf of a Member by the Employer pursuant to Section 3.02(a) hereof.

     16. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a section of ERISA shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

     17. "Fund" shall mean all property received by the Trustees for purposes of the Plan, investments thereof and earnings and any increase or decrease in the market value thereon, less payments made by the Trustees to carry out the Plan.

     18. "Hour of Service" shall be determined on the basis of actual hours for which the Employee is paid or entitled to payment and shall mean:

          a. Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours shall be credited to the Employee for the computation period in which the duties are performed; and




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          b.   Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than 501 Hours of Service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period). Hours under this paragraph shall be calculated and credited pursuant to sections 2530.200b-2(b) and (c) of the Department of Labor Regulations which are incorporated herein by reference; and

          c. Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same hours of service shall not be credited both under paragraph (a) or paragraph (b) as the case may be, and under this paragraph
               (c). These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

     Hours of Service will be credited for employment with other members of an affiliated service group (under section 414(m) of the Code), a controlled group of corporations (under section 414(b) of the Code), or a group of trades or businesses under common control (under section 414(c) of the Code), of which the adopting Employer is a member. Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan under section 414(n) of the Code.

     Solely for purposes of determining whether a Break in Service, as defined in Section 16.01, for participation and vesting purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, 8 Hours of Service per day of such absence. For



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purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of a birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (1) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (2) in all other cases, in the following computation period.

     Members who are on a leave of absence to perform Qualified Military Service shall be credited with Hours of Service as required by the Uniformed Services Employment and Reemployment Rights Act of 1994.

     19.  Masculine pronouns shall include the feminine.

     20. "Matching Account" shall mean the Employer Matching Contributions, if any, made on behalf of a Member, and the income, losses, appreciation and depreciation attributable to such contributions.

     21. "Member" shall mean any Employee who meets the requirements for membership fixed by Article II hereof.

     22. "Plan", shall mean the profit-sharing plan of the Company as set forth in this 401(k) Savings Plan and Trust.

     23. "Plan Year" shall mean the twelve consecutive month period beginning on January 1.

     24. "Qualified Military Service" shall mean any service in the uniformed services (as defined in chapter 43 of title 38, United States Code) where the Member's right to reemployment is protected by law.

     25. "Rollover Contribution" shall mean any rollover amount or rollover contribution defined in section 402(a)(5) or section 403(a)(4) of the Code (relating to certain lump sum distributions for an employee's trust or employee annuity described in section 402(a) or section 403(a) of the Code), or section 408(d)(3) of the Code (relating to certain distributions from an individual retirement account or an individual retirement annuity) or section



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          409(b)(3)(C) of the Code (relating to certain distributions from a retirement bond). Any Rollover Contributions from an individual retirement account shall be limited to amounts rolled over into such individual retirement account from another qualified plan plus the income and gains thereon.

     26. "Service" shall mean the period of an Employee's current or prior employment by the Employer.

     27. "Total and Permanent Disability" shall mean a disability which prevents the Employee from engaging in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The permanence and degree of such impairment shall be supported by medical evidence.

     28. "Transfer Account" shall mean any amount transferred on behalf of a Member from another qualified plan pursuant to Article XIV hereof, and the income, losses, appreciation and depreciation attributable to such transferred amounts.

     29. "Trustee" or "trustees" shall mean Chase Manhattan Bank, or any successor or successors thereto.

     30. "Voluntary Account" shall mean the Member's voluntary contributions, if any, pursuant to Section 3.05 hereof, and the income, losses, appreciation and depreciation attributable to such contributions.


2.   ELIGIBILITY

     1. Each Employee who is employed on the Effective Date shall immediately participate in the Plan. Each Employee first employed after the effective Date shall become a Member on the Anniversary Date next following his initial employment date.




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     An Employee shall not become a Member in the Plan if he is a member of a union with which the Employer has a collective bargaining agreement directly or through an employers' association, unless the collective bargaining agreement between the Employer and the union involved specifically makes the Plan applicable to Employees covered under such collective bargaining agreement, provided that retirement benefits have been a subject of good faith bargaining between the Employer and its Employees.

     2. If a Member becomes ineligible for participation because he is no longer a member of an eligible class of Employees, such as becoming employed by an Affiliate which is not an Employer, such Member shall participate immediately upon his return to an eligible class of Employees. If an Employee who is not a member of the eligible class of Employees becomes a member of the eligible class, such Employee shall participate on the Anniversary Date next following his becoming a member of the eligible class.

     3. A former Member who has terminated Service shall become a Member immediately upon his return to the employ of the Employer.

     4. Notwithstanding the foregoing, any person whom the Employer determines, in its sole discretion based on the criteria set forth in Treas. Reg. section 31.3401(c)-1, is not a common law employee shall not be eligible to become a Member of this Plan. If a person who is not classified as a common law employee is subsequently reclassified by the Employer as a common law employee, for purposes of this plan, such person shall be become eligible to become a Member of this Plan from the actual (and not the effective) date of such reclassification.

3. CONTRIBUTIONS AND CREDITS OF MEMBERS

     1. (a) A Member may, pursuant to a Compensation Deferral Agreement, have the Employer contribute to the Plan on his behalf Elective Contributions of up to 15% of his Compensation, up to a maximum of $7,000 per Plan Year (or, for Plan Years after 1987, such larger amount as may be permitted pursuant to the Code for such Plan Year) through payments no less frequently



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          than monthly, to the Trustees. Each Compensation Deferral Agreement,
          including the percentage of deferral designated by a Member, shall be executed and delivered by the Member to the Company no later than 15 days prior to its commencement date, unless otherwise consented to by the Company. Such Compensation Deferral Agreement shall be revocable at any time by the Member upon delivery of a written revocation notice to the Company, and may be modified by the Member, as of the end of any fiscal quarter of any Plan Year. If a Compensation Deferral Agreement is revoked by the Member, he may not enter into a new Compensation Deferral Agreement until the next following Anniversary Date. All Elective Contributions made on behalf of a Member shall be:
          (1) credited to his Elective Account as of the day they are delivered to the Trustees, (2) fully vested and nonforfeitable at all times, and
          (3) be made no later than 30 days after the end of the Plan Year to which they relate. Any Elective Contributions which are made pursuant to the preceding sentence after the end of a Plan Year shall be credited to Members' Elective Accounts as of the end of the Plan Year.

          (b) In order to ensure that the provisions of the Plan with respect to Elective Contributions constitute a qualified cash or deferred arrangement under section 401(k) of the Code and applicable regulations thereunder ("CODA"), the Committee shall monitor the amounts of Elective Contributions made hereunder for each Member. In the event the Committee, in its sole good-faith discretion, shall determine that it is necessary or desirable for the amount of Elective Contributions being made hereto for one or more Members to be altered in order for the applicable Plan provisions to remain a CODA, it shall take whatever actions are necessary to accomplish the alteration, including a unilateral modification to any Compensation Deferral Agreement, provided that in so doing it shall treat all Members who are similarly situated in a nondiscriminatory manner and shall not discriminate in favor of Members who are "Highly Compensated Employees," as defined in Section 3.04(d). Such action by the Committee may relate to future Elective Contributions and, to the extent permitted by applicable law, may include (but is not limited to) temporarily suspending certain Members' ability to have all or a portion of the Elective Contributions made to the Plan for them.

     2. (a) Subject to the provisions of this Plan, the Employer shall, as and to the extent it lawfully may, contribute to each Member's Matching Account an amount (called an "Employer Matching Contribution") equal to: (i) 40% of the aggregate Elective Contributions for such Plan Year



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          for such Member (less the aggregate distributions to such Member of the contributions to his Elective Account made for such Plan Year), up to a maximum for such Member of $1,040 for such Plan Year, plus (ii) 20% of the aggregate contributions by such Member to his Voluntary Account during such Plan Year (less the aggregate withdrawals by such Member of contributions made to his Voluntary Account for such Plan
          Year), up to a maximum for such Member of $520 for such Plan Year, provided, however, that in no event shall the aggregate Employer Matching Contributions for any Member exceed $1,040 for a Plan Year, and provided further that Employer Matching Contributions shall not be made with respect to that portion of the aggregate contributions made for or by such Member to his Elective Account and his Voluntary Account in excess of $2,600 for a Plan Year, as of the end of such Plan Year. The Employer Matching Contribution on behalf of any Member who is a "Highly Compensated Employee," as defined in Section 3.04(d), shall be limited, to the extent necessary, in order to comply with the provisions of Section 3.04(a), with respect to the "Matching/Voluntary Actual Deferral Percentage," provided that all Members who are "Highly Compensated Employees" shall be treated in a nondiscriminatory manner. Except as otherwise provided to the contrary elsewhere in this Plan, all amounts in a Member's Matching Account shall be subject to the same distribution restrictions as amounts in that Member's Elective Account.

          (b) Matching Contributions may, to the extent permitted by applicable law and at the discretion of an Employer, be made by transferring (i) either treasury shares or newly-issued shares of Common Stock to a Member's Matching Account or (ii) cash to the Plan with directions to the Trustee to purchase shares of Common Stock on the open market for a Member's Matching Account.

          (c) Notwithstanding the foregoing, in the event that a Member withdraws from his Voluntary Account during a Plan Year any amount that had been utilized in determining the amount of an Employer Matching Contribution for the Member in a prior Plan Year under
          (a)(ii) of this Section 3.02, the amount of any Employer Matching Contribution for the current Plan Year for the Member shall be one-half of what it would otherwise be under (a)(ii) of this Section 3.02.




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          (d) For periods after December 11, 1994, a Member who returns to employment with an Employer or an Affiliate following a period of Qualified Military Service shall be permitted to make additional Elective Contributions and voluntary contributions (as defined in Section 3.05), within the limits described in Article IX and Sections 3.01, 3.03, 3.04, and 3.05, as applicable, up to an amount equal to the contributions that the Member would have been permitted to contribute if he had continued to be employed and received Compensation during the period of Qualified Military Service. Elective Contributions and voluntary contributions under this Section may be made during the period which begins on the date such Member returns to employment and which has the same length as the lesser of (i) 3 multiplied by the period of Qualified Military Service and (ii) 5 years. The Employer shall contribute to the Plan, on behalf of each Member who returns from Qualified Military Service, an amount equal to the Employer Matching Contribution that would have been required under this Section 3.02 had such Elective Contributions and voluntary contributions been made during the period of Qualified Military Service.

     3. Notwithstanding anything else contained in this Plan to the contrary, the aggregate of Elective Contributions and Voluntary Contributions for any Member for a Plan Year shall not exceed 15% of that Member's Compensation for that Plan Year.

     4. (a) Neither the Elective Actual Deferral Percentage nor the Matching/Voluntary Actual Deferral Percentage (both as defined below) for any Plan Year for Members who are "Highly Compensated Employees" shall exceed the greater of (i) or (ii) as follows: (i) the applicable Actual Deferral Percentage for the preceding Plan Year for the Members who are not "Highly Compensated Employees" multiplied by 1.25, or (ii) the applicable Actual Deferral Percentage for the preceding Plan Year for the Members who are not "Highly Compensated Employees," multiplied by 2.0, provided, however, that the Actual Deferral Percentage for the Plan Year for the Members who are "Highly Compensated Employees" may not exceed the applicable Actual Deferral Percentage for the preceding Plan Year for the Members who are not "Highly Compensated Employees" by more than two percentage points, provided, however, that the Matching/Voluntary Actual Deferral Percentage shall comply solely with
          (I), if required by regulations pursuant to the Code.

          (b) The "Elective Actual Deferral Percentage" for a specific group of Members for a Plan Year shall be the average of the ratios (calculated



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          separately) for each Member in such group of the amount of Elective
          Contributions actually paid into the Plan on behalf of such Member for such Plan Year to the Member's Compensation for such Plan Year.

          (c) The "Matching/Voluntary Actual Deferral Percentage" for a specific group of Members for a Plan Year shall be the average of the ratios (calculated separately) for each Member in such group of the amount of Employer Matching Contributions and Voluntary Contributions actually paid into the Plan on behalf of such Member for such Plan Year to the Member's Compensation for such Plan Year.

          (d) "Highly Compensated Employee" shall mean any Member who: (i) was a five percent (5%) owner at any time during the Plan Year or the preceding Plan Year, or (ii) had compensation from the Employer for the preceding Plan Year in excess of $80,000 (or such figure as adjusted pursuant to Section 414(q)(1) of the Internal Revenue Code), and, if the Employer so elects, was a Member of the "Top Paid Group." The "Top Paid Group" is the highest twenty percent (20%), in terms of compensation, of all Employees of the Employer, excluding those
          Employees: (I) employed for less than six (6) months, (II) working less than seventeen and one-half (17 1/2) hours per week, (III) working six (6) months or less per year, (IV) under age twenty-one
          (21), or (V) who are non-resident aliens with no United States source of earned income. Employees represented by a union and covered by a collective bargaining agreement will not be excluded unless the Internal Revenue Code and Regulations so require. For purposes of this paragraph (d), "Compensation" shall have the same meaning as set forth in Section 9.01(1)(B), but ignoring the exclusions therefrom set forth in (i) and (iv) of Section 9.01(1)(B).

          (e) If, notwithstanding the limits contained in paragraph (d) hereof, the aggregate Elective Contributions for the Highly Compensated Employees exceed such limits for a Plan year, the amounts of such Elective Contributions for Highly Compensated Employees that are determined to be "excess contributions" (and any earnings thereon) shall be distributed to such Highly Compensated Employees prior to the end of the Plan Year next following the Plan Year for which such excess contributions are made. Any such distribution shall be made as prescribed in section 401(k)(8) of the Code, and regulations thereunder.

          (f) If, notwithstanding the limits contained in paragraph (d) hereof, the aggregate Employer Matching Contributions and Voluntary Contributions for the Highly Compensated Employees exceed such limits for a Plan Year, the amounts of such contributions for Highly Compensated Employees that are determined to be "excess contributions" (and any earnings thereon) shall be distributed to such Highly Compensated Employees prior to the end of the Plan Year next following the Plan Year for which such excess contributions are made. Any such distribution shall be made as prescribed in section 401(m)(7) of the Code, and regulations thereunder.




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          (g) In the event that a Member notifies the Committee by March 1 following the close of a Plan Year that he has made an "Excess Deferral" under the Plan and the amount of the Excess Deferral, the Committee shall direct the Trustees to distribute such Excess Deferral, together with any income allocable to it, to the Member not later than April 15 following such notification. For purposes hereof, 'Excess Deferral' shall mean that portion of the Elective Contributions made for a Member under this Plan which causes the Member to have more than the amount referred to in Section 3.01(a) of this Plan in election contributions for the Plan Year made on his behalf to this Plan and any other qualified plan of which he is a member.

     5. (a) A Member may make voluntary contributions, which are not deductible by the Member for federal income tax purposes, and which shall be paid to the Trustees and invested by them for his Voluntary Account. Such contributions shall be paid in cash by the Member in such manner and at such times as the Committee may determine (including payments by means of payroll deduction), which contributions shall be transmitted to the Trustees at regular intervals, but in any event no less frequently than quarterly, and no later than 30 days after the end of the Plan Year. The contributions by a Member to his Voluntary Account in this Plan and all other qualified plans shall not exceed 9% of his aggregate Compensation paid to him by the Employer for all Plan Years in which he has been a Member in this Plan and all other qualified plans of the Employer.

          (b) A Member may make withdrawals from his Voluntary Account at the end of any fiscal quarter of the Plan Year, provided that no single withdrawal shall be greater than the balance in his Voluntary Account or less than the smaller of such balance or $100. The withdrawals by a Member from his Voluntary Account shall be deemed to be from amounts first contributed to his Voluntary Account.

          (c) Any balance of a Member's Voluntary Account not previously withdrawn shall be paid to the Member as provided in Section 5.05 and
          Article VI.

          (d) In order to comply with applicable provisions of the Code with respect to Employer Matching Contributions and Voluntary Contributions, the Committee shall monitor the amounts of Voluntary Contributions made by each Member. In the event the Committee in its sole good-faith direction, shall determine that it is appropriate, it may suspend or limit certain Members' ability to make further Voluntary Contributions to the Plan for a Plan Year.

     6. As of the last business day of each fiscal quarter of the Plan Year, any increase or decrease in the fair market value of the Fund since the last adjustment under this Article and all income of the Fund for such period shall be credited to or deducted from the Accounts of Members and former Members in direct proportion to the respective amount of each after the credits under this Article III for the preceding fiscal quarter, but before the credits under this Article III for the current fiscal quarter; provided, however, that any increase or decrease or income on loans pursuant to Section 10.04 or directed investments pursuant to Section 10.06 shall only be credited to or deducted from the accounts to which such loans or directed investments relate.

     7. Credits or deductions under this Article III shall be deemed to have been made on the date to which they are related although actually determined on some later date. Distributions to a Member or his beneficiary shall be based on an adjustment of a Member's Accounts made as soon as administratively feasible following the date of death or other separation from service, but in no event later than the last business day of the fiscal quarter of the Plan Year next following the date of death or other separation from service.

     8. The Employer shall, within 30 days after the death or other separation from Service of a Member, notify the Committee and the Trustees in writing of such death or other separation from service. Such Member's Accounts shall be paid or segregated by the Trustees as soon as practical after receipt of such notice in accordance with the provisions of Article V.

     9. Any portion of a former Member's Accounts which is retained in the Fund after his death or other separation from service shall, upon instructions of the Committee, be segregated in an interest-bearing account and shall be debited or credited only with income and charges attributable directly to it. Amounts placed in such a segregated account shall not be considered an account for purposes of Article III.

4. VESTING

     1.   Each Member shall always be 100% vested in all his Accounts.

     2. If the aggregate vested amount in the Member's Accounts exceeds $3,500 (or, for Plan Years beginning on or after January 1, 1998, $5,000), the Member must consent to any distributions from such Accounts, provided, however, that if a Member does not consent to a distribution from his Accounts prior to his normal retirement age, he may not thereafter obtain a distribution from his Accounts until the earlier of his normal retirement age or death without the consent of the Committee.

5.   BENEFITS

     1.   Normal Retirement

          A Member shall have a non-forfeitable right to his normal retirement benefits upon attainment of his normal retirement age, age 65, and shall, upon retirement thereafter, be entitled to receive benefits based upon the entire amount credited to his Accounts, which benefits will be paid in accordance with the provisions of Section 5.05.

     2.   Disability

          Any Member who separates from service because of Total and Permanent Disability shall be entitled to receive benefits based on the entire amount credited to his Accounts, which benefits will be paid in accordance with the provisions of Section 5.05.

     3.   Other Separation

          Any Member who separates from service for any reason except normal retirement, Total and Permanent Disability, or death shall be entitled to receive benefits based on his vested interest in his Accounts, which benefits will be paid in accordance with the provisions of
          Section 5.05.

     4. A Member may apply in writing to the Committee for a distribution of all or part of his Accounts to relieve financial hardship. 'Financial hardship' shall mean immediate and heavy financial needs of the Member, because of: (a) medical expenses described in section

          213(d) of the Code incurred by the Member, the Member's spouse, or any dependents of the Member (as defined in section 152 of the Code), (b) purchase (excluding mortgage payments) of a principal residence of the Member, (c) payment of tuition for the next semester or quarter of post-secondary education for the Member, the member's spouse, the Member's children or the Member's dependents, or (d) the need to prevent the eviction of the Member from his principal residence or foreclosure on the mortgage of the Member's principal residence. The Committee shall approve a distribution hereunder only if it determines: (1) that a financial hardship exists for the Member (and only in an amount that is necessary to relieve such financial hardship), (2) that such amount is not reasonably available from other resources available to the Member (including, without limitation, withdrawals pursuant to Section 3.05(b) and loans pursuant to Section
          10.04 that are not treated as taxable distributions under section 72(b) of the Code, and (3) that the distribution is otherwise proper under the terms of the Plan, the Code and regulations thereunder.

     In order to determine the amount of the Member's financial need, the Committee shall require the member to submit actual written evidence (such as bills or invoices) of the financial obligations or expenses for which such distribution on a standardized form designed by the Committee and shall require the Member to obtain all distributions (other than hardship distributions) and all nontaxable loans under the Plan and all other plans maintained by the Employer. In order to determine that other financial resources are not reasonably available to the Member, the Committee may require the Member to submit a sworn statement to such effect on such standardized form referred to above. No distribution hereunder shall be made from a Member's Elective Account until all other Accounts of the Member had been depleted.

     If such determinations are made, the Committee shall instruct the Trustee to make such distribution. If a distribution is made hereunder from the Member's Elective Account: (I) the member may not have contributions made to his Elective Account, and may not make contributions to his Voluntary Account, for at least twelve months after the date of receipt of such distribution, and (II) the maximum amount that may be contributed to his Elective Account for the Plan Year following the Plan Year in which such distribution is made shall be the maximum amount set forth in Section 3.01(a) less the aggregate amount of Elective Contributions made on behalf of the Member during the Plan Year in which such distribution is made.

     5. (a) The requirements of this Section 5.05 shall apply to any distribution of a Member's benefits.

          (b) Except as provided differently elsewhere in the Plan, distribution of benefits from the Member's entire interest in the Plan will be made to or for the benefit of the Member, or, in the event of his death to or for the benefit of his designated beneficiary by payment in a single lump sum.

          For purposes hereof, a Member's surviving spouse shall be deemed to be the designated beneficiary for purposes of this Plan, but if there is no surviving spouse, or if the surviving spouse has already consented in a manner conforming to a qualified election (as defined in paragraph (e)), then to an otherwise designated beneficiary. For purposes hereof, a former spouse shall be treated as a surviving spouse to the extent provided under a qualified domestic relations order as described in section 414(p) of the Code.

          (c) Except as provided differently elsewhere in the Plan, unless the Member otherwise elects, such payment shall be made as soon as administratively feasible following the final adjustment made to his Accounts pursuant to Section 3.07, but in any event not later than April 1st of the calendar year after the close of the later of -

          (1) the Plan Year in which the Member attains age 65 (Normal Retirement Age), or

          (2) the Plan Year in which the Member terminates his Service with the Employer.

          Notwithstanding the foregoing, distributions to any Member who is a five percent (5%) owner of the Employer during the Plan Year in which that Member attains age 70 1/2 must be made no later than the first day of April following the calendar year in which such individual attains age 70 1/2.

          (e) A "qualified election" means a written consent of the surviving spouse that acknowledges the effect of the consent and which is witnessed by a plan representative or notary public.

     6. Notwithstanding anything else to the contrary in this Plan, no distribution may be made from a Member's Transfer Account, Matching Account or Elective Account earlier than the Member's retirement, death, Total and Permanent Disability, other separation from

          Service or attainment of age 59-1/2, unless such distribution is made on account of hardship, as provided in Section 5.04, or termination of the Plan with respect to that Member, as provided in Section 13.02.

     7. Distributions of a Member's Accounts shall be made in cash, except that, if the Member so elects, the Committee shall distribute part or all of the Member's Accounts in kind.

6. DEATH BENEFITS

     1. Upon the death of a Member or former Member, or if Section 15.04 applies, all amounts credited to his Accounts as of the last adjustment date under Section 3.07 shall be paid to the Member's designated beneficiary (as defined in Section 5.05).

     2. If there is no such designated beneficiary under Section 5.05 surviving at a Member's death, the designated beneficiary shall be deemed to be, in equal shares per stirpes, his surviving children and surviving issue of deceased children. If the Member leaves no such surviving children or surviving issue of deceased children, the designated beneficiary shall be deemed to be his personal representative.

     3.   Death benefits shall be paid in accordance with the provisions of
          Section 5.05.

7. TOP-HEAVY PROVISIONS

     1. If the Plan is or becomes top-heavy in any Plan Year, the provisions of this Article VII will supersede any conflicting provision in the Plan.

     2. (a) Key Employee: Any Employee or former Employee (and the beneficiaries of such Employee) who at any time during the determination period was an officer of the Employer if such individual's annual Compensation exceeds 150 percent of the dollar limitation under section 415(c)(1)(A) of the Code, an owner (or considered an owner under section 318 of the

          Code) of one of the ten largest interests in the Employer if such individual's Compensation exceeds 100 percent of such dollar limitation, a 5-percent owner of the Employer, or a 1-percent owner of the Employer who has an annual Compensation of more than $150,000. The determination period is the Plan Year containing the Determination Date and the four preceding Plan Years. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the regulations thereunder.

          (b) Top-Heavy Plan: For any Plan Year, this Plan is top-heavy if any of the following conditions exists:

          (1) If the Top-Heavy Ratio for this Plan exceeds 60 percent and this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans.

          (2) If this Plan is a part of a Required Aggregation Group of plans but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the group of plans exceeds 60 percent.

          (3) If this Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group of plans and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60 percent.

          (c) Top-Heavy Ratio: A fraction, the numerator of which is the sum of the account balances under the aggregated defined contribution plan or plans of all Key Employees as of the Determination Date (including any part of any account balance distributed in the five year period ending on the Determination Date) and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date, and the denominator of which is the sum of all account balances under the aggregated defined contribution plan or plans for all Members as of the Determination Date (including any part of any account balance distributed in the five year period ending on the Determination Date) and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Members as of the Determination Date, all determined in accordance with section 416 of the Code and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are adjusted for any distribution of an accrued benefit made in the five year period ending on the Determination Date. Both the numerator and denominator of the Top-Heavy Ratio are adjusted to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under section 416 of the Code and the regulations thereunder. For purposes hereof, the value of account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the twelve month period ending on the Determination Date, except as provided in section 416 of the Code and regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Member (i) who is not a Key Employee but who was a Key Employee in a prior year or (ii) has not received any Compensation from any employer maintaining the Plan at any time during the five year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with section 416 of the Code and the regulations thereunder. Deductible employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

          (d) Permissive Aggregation Group: The Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of section 401(a)(4) and 410 of the Code.

          (e) Required Aggregation Group: (1) Each qualified plan of the Employer in which at least one Key Employee participates, and (2) any other qualified plan of the Employer which enables a plan described in
          (1) to meet the requirements of section 401(a)(4) or 410 of the Code.

          (f) Determination Date and Valuation Date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that Plan Year.

          (g) Present Value: Present Value shall be based on the following interest and mortality rates: Interest Rate - 7%; Mortality Table - 1971 Group Annuity Mortality Table.

          (h) Super Top-Heavy Plan: In any Plan Year, this Plan is super top-heavy if any of the following conditions exist:

          (i) If the Top-Heavy Ratio for this Plan exceeds 90 percent and this Plan is not part of any Required Aggregation Group or Permissive Group of Plans.

          (ii) If this Plan is a part of a Required Aggregation Group of plans but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the group of plans exceeds 90 percent.

          (iii) If this Plan is a part of a Required Aggregation group and part of a Permissive Aggregation Group of Plans and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 90 percent.

     3. (a) Except as otherwise provided in (c) and (d) below, the Employer contributions and forfeitures allocated on behalf of any Member who is not a Key Employee shall not be less than the lesser of three percent of such Member's Compensation or the largest percentage of Employer contributions and forfeitures, as a percentage of the first $200,000 of the Key Employee's Compensation, allocated on behalf of any Key Employee for that year. The minimum allocation is determined without regard to any Social Security contribution. This minimum allocation shall be made even though, under other Plan provisions, the Member would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (i) the Member's failure to complete 1,000 Hours of Service (or any equivalent provided in the Plan), or (ii) the Member's failure to make mandatory employee contributions to the Plan or (iii) Compensation less than a stated amount.

          (b) For purposes of computing the minimum allocation, Compensation will mean all of such Member's compensation for the Limitation Year (as that term is defined in Section 9.01(l)(E) for purposes of section 415 of the Code) ending with or within the Plan Year, which is actually paid within such year.

          (c) The provision in (a) above shall not apply to any Member who was not employed by the Employer on the last day of the Plan Year.

          (d) The provision in (a) above shall not apply to any Member to the extent the Member is covered under any other plan or plans of the Employer and the Employer has provided the minimum allocation or benefit accrual requirement applicable to top-heavy plans in the other plan or plans.

     4. The minimum allocation required (to the extent required to be nonforfeitable under section 416(b) of the Code) may not be forfeited under section 411(a)(3)(B) or 411(a)(3)(D) of the Code.

     5. For any Plan Year in which the Plan is top-heavy, only the first $200,000 (or such larger amount as may be prescribed by the Secretary of the Treasury or his delegate) of a Member's annual Compensation shall be taken into account for purposes of determining Employer contributions under the Plan.

     6. For any Plan Year in which this Plan is top-heavy, the following minimum vesting schedule will automatically apply to the Plan: 100% vested at all times.

     The minimum vesting schedule applies to all benefits within the meaning of section 411(a)(7) of the Code, including benefits accrued before the effective date of section 416 of the Code and benefits accrued before the Plan became top-heavy. Further, no reduction in vested benefits may occur in the event the Plan's status as top-heavy changes for any Plan Year. However, this section does not apply to the account balances of any Employee who does not have an Hour of Service after the Plan has initially become top-heavy and such Employee's account balance attributable to Employer contributions and forfeitures will be determined without regard to this section.

8. THE COMMITTEE

     1. The Company shall appoint a Committee to administer the Plan consisting of three or more persons who shall serve without compensation at the Company's pleasure. Vacancies shall be filled by the Company.

     2. The Committee shall adopt such rules for the conduct of its business and administration of the Plan as it considers desirable, provided they do not conflict with the Plan.

     3. The Committee may authorize one or more of its members or any agent to act on its behalf and may contract for legal, medical, accounting, clerical and other services to carry out the purposes of the Plan. The cost of such services and expenses of the Committee may be paid from the Fund or by the Employer, and the Employer may reimburse the Fund for any such payment from the Fund.

     4. The Committee may construe the Plan, determine the percentage of vesting for each Member, correct defects, supply omissions or reconcile inconsistencies to the extent necessary to effectuate the Plan and, subject to Section 8.07, such action shall be conclusive.

     5. The Committee shall keep records reflecting its administration of the Plan which shall be subject to audit by the Employer. Employees may examine records pertaining directly to them.

     6. No member of the Committee shall participate in any decision of the Committee which involves the payment of benefits to him or in which he has a financial interest other than as a Member of the Plan. If the entire Committee is disqualified to act by reason of this Section 8.06 the Company's Board of Directors shall perform as the Committee for such purpose.

     7. A Member or other person entitled to benefits under the Plan may make a claim for benefits by filing a written request with his Employer.

          If a claim is wholly or partially denied, the Employer shall furnish the claimant with written notice setting forth in a manner calculated to be understood by the claimant:

          a.   the specific reason or reasons for the denial;

          b. specific reference to pertinent Plan provisions on which the denial is based;

          c. a description of any additional material or information necessary for the claimant to perfect his claim and an explanation why such material or information is necessary; and

          d. appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

          Such notice shall be furnished to the claimant within ninety (90) days after receipt of his claim, unless special circumstances require an extension of time for processing his claim. If an extension of time for processing is required, the Employer shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Employer expects to render its decision. In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

          A claimant may request a review of a denied claim. Such review shall be made by the Committee. Such request shall be in writing and must be delivered to the Committee within sixty (60) days after receipt by the claimant of written notification of denial of claim. A claimant or his duly authorized representative may:

          (a)  review pertinent documents, and

          (b)  submit issues and comments in writing.

          The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension. The Committee's decision on review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent Plan provisions on which the decision is based.

     8. The Committee and its assistants and representatives shall not be liable for any loss to the Fund or any act done or omitted by it, unless due to its own gross negligence, willful misconduct, lack of good faith or violation of Part 4 of Title I of ERISA.

     9. In the event and to the extent not insured against by any insurance company pursuant to the provisions of any applicable insurance policy, the Company shall indemnify and hold harmless the members of the Committee and their assistants and representatives from any and all claims, demands, suits or proceedings in connection with the Plan or Trust that may be brought by the Employees, Members or beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply to any such person for such person's acts of gross negligence or willful misconduct in connection with the Plan or Trust.

9. LIMITATION ON ALLOCATIONS

     1.   Limitation on Allocations.

          (1) Definitions. For the purpose of this Article IX, the following definitions are added to those set forth in Article I or in Article
          XVI:

          (A) Annual Additions -- The sum of the following amounts allocated on behalf of a Member for the Limitation Year:

               (i)   Employer contributions,

               (ii)  forfeitures, and

               (iii) any contributions by the Member to this Plan (and any other defined contribution plan adopted by the Employer).

          (B) Compensation -- A Member's earned income, wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with the Employer (including, but not limited to, commissions paid salesman, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, and, effective for Plan Years beginning on or after January 1, 1998, amounts that are excluded from gross income under sections 125, 402(e)(3), 402(h), 403(b) or 457 of the Code) and excluding the following:

               (i) Employer contributions to a plan of deferred compensation to the extent contributions are not included in gross income of the Member for the taxable year in which contributed, or Employer contributions to a simplified employee pension plan to the extent such contributions are deductible by the Member, or any distributions from a plan of deferred compensation;

               (ii) Amount realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Member becomes freely transferable or is no longer subject to a substantial risk of forfeiture; and

               (iii) Amounts realized from the sale, exchange or other
                     disposition of stock acquired under a qualified stock option.

               For purposes of applying the limitations in this Article IX, Compensation for a Limitation Year is the Compensation actually paid or includible in gross income during such year.

          (C) Employer -- The Employer, and all members of: (i) a controlled group of corporations (as defined in section 414(b) of the Code, as modified by section 415(h) of the Code), (ii) all commonly controlled trades or businesses (as defined in section 414(c) of the Code, as modified by section 415(h) of the Code) and (iii) "affiliated service groups" (as defined in section 414(m) of the Code), of which the Employer is a part.

          (D) Excess Amount -- The excess of the Member's Annual Additions for the Limitation Year over the Maximum Permissible Amount or otherwise applicable limit.

          (E) Limitation Year -- A calendar year. All qualified plans maintained by the Employer must use the same Limitation Year. If the Limitation Year is amended to a different twelve consecutive month period, the new Limitation Year must begin on a date within the new Limitation Year in which the amendment was made.

          (F) Maximum Permissible Amount -- The lower of $30,000 or 25 percent of the Member's Compensation for the Limitation Year. Beginning January 1, 1988, the dollar amounts shall be any such larger amount as may be permitted pursuant to the Code for the Limitation Year.

          (G) Defined Benefit Fraction -- A fraction, the numerator of which is the sum of the Member's Projected Annual Benefits under all the defined benefit plans (whether or not terminated) maintained by the Employer, and the denominator of which is the lesser of 125 percent of the dollar limitation in effect for the Limitation Year under section 415(b)(1)(A) of the Code or 140 percent of the Highest Average Compensation (provided, however, that, if the Plan is a Super Top-Heavy Plan, as defined in Section 7.02(h), the denominator shall be the lesser of 100 percent of the dollar limitation in effect for the Limitation Year under section 415(b)(1)(A) of the Code or 140 percent of the Highest Average Compensation).

               Notwithstanding the above, if the Member was a participant in one or more defined benefit plans maintained by the Employer which were in existence on July 1, 1982, the denominator of this fraction will not be less than 125 percent of the sum of the annual benefits under such plans which the Member had accrued as of the later of September 30, 1983, or the end of the last Limitation Year beginning before January 1, 1983. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of section 415 of the Code as in effect at the end of the 1982 Limitation Year.

          (H) Defined Contribution Fraction -- A fraction, the numerator of which is the sum of the Annual Additions to the Member's accounts under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the Annual Additions attributable to the Member's nondeductible employee contributions to all defined benefit plans, whether or not terminated, maintained by the Employer, and the Annual Additions attributable to all welfare benefits funds, as defined in section 419(e) of the Code, maintained by the Employer), and the denominator of which is the sum of the maximum aggregate amounts for the current and all prior Limitation Years of Service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The maximum aggregate amount in any Limitation Year is the lesser of 125 percent of the dollar limitation in effect under section 415(c)(1)(A) of the Code or 35 percent of the Member's Compensation for such year (provided, however, that, if the Plan is a Super Top-Heavy Plan, as defined in Section 7.02(h), the maximum aggregate amount shall be the lesser of 100 percent of the dollar limitation in effect under section 415(c)(1)(A) of the Code or 35 percent of the Member's Compensation for such year).

               If the Member was a participant in one or more defined contribution plans maintained by an Employer which were in existence on July 1, 1982, the numerator of this fraction will be adjusted if the sum of this fraction and the Defined Benefit Fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to the product of (1) the excess of the sum of the fractions over 1.0 times (2) the denominator of this fraction, will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the later of the end of the last Limitation Year beginning before January 1, 1983. This adjustment also will be made if at the end of the last Limitation Year beginning before January 1, 1984, the sum of the fractions exceeds 1.0 because of accruals or additions that were made before the limitations of this Article IX became effective to any plans of the Employer in existence on July 1, 1982.

          (I) Highest Average Compensation -- The average Compensation for the three consecutive Years of Service with the Employer that produces the highest average. A Year of Service is the 12-consecutive month period defined in Section 16.03.

          (J) Projected Annual Benefit -- The annual retirement benefit (adjusted to an actuarially equivalent straight life annuity if such benefit is expressed in a form other than a straight life annuity or qualified joint and survivor annuity) to which the Member would be entitled under the terms of the plan assuming:

               (1) the Member will continue employment until normal retirement age under the plan (or current age, if later), and

               (2) the Member's Compensation for the current Limitation Year and all other relevant factors used to determine benefits under the plan will remain constant for all future Limitation Years.

          (K) Restricted Members -- a group of Members consisting of (1) officers of an Employer; (2) shareholders owning more than ten percent (disregarding stock in the Trust) of the total combined voting power of all classes of stock issued by an Employer entitled to vote or more than ten percent of the total value of shares of all classes of stock issued by an Employer; and (3) Employees receiving Compensation for a Limitation Year which exceeds an amount equal to twice the dollar limitation in effect under section 415(c)(1)(A) of the Code.

     (2) General Limitation. With respect to any Member who does not participate in, and has never participated in, another qualified plan or a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the Employer, the amount of Annual Additions which may be credited to the Member's account for any Limitation Year will not exceed the Maximum Permissible Amount. If the Employer Contributions that would otherwise be contributed or allocated to the Member's account would cause the Annual Additions for the Limitation Year to exceed the above limits, the amount contributed or allocated will be reduced so that the Annual Additions for the Limitation Year will exceed the applicable limit.

     (3) Corrective Action. If there is an Excess Amount, the excess will be disposed of as follows:

          (A) Any nondeductible voluntary employee contributions, to the extent they would reduce the Excess Amount, will be returned to the Member;

          (B) If after the application of paragraph (A) an Excess Amount still exists, and the Member is covered by the Plan at the end of the Limitation Year, the Excess Amount in the Member's account will be used to reduce Employer contributions (including any allocation of forfeitures) for such Member in the next Limitation Year, and each succeeding Limitation Year if necessary;

          (C) If after the application of paragraph (A) an Excess Amount still exists, and the Member is not covered by the Plan at the end of the Limitation Year, the Excess Amount will be held unallocated in a suspense account. The suspense account will be applied to reduce future Employer contributions (including allocation of any forfeitures) for all remaining Members in the next Limitation Year, and each succeeding Limitation Year if necessary;

          (D) If a suspense account is in existence at any time during the Limitation Year pursuant to this section, it shall not participate in the allocation of the trust's investment gains and losses.

     (4)  Combined Limitation.

          (A) If the Member is covered under another defined contribution plan, or a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the Employer during the Limitation Year, the Annual Additions which may be credited to a Member's account under this Plan for any such Limitation Year will not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in this Plan, reduced by the Annual Additions credited to the Member's accounts under such other plans and welfare benefit funds for the same Limitation Year. If a Member's Annual Additions under this Plan and such other plans would result in an Excess Amount for a Limitation Year, the Excess Amount will be deemed to consist of the Annual Additions last allocated, except that Annual Additions attributable to a welfare benefit fund will be deemed to have been allocated first regardless of the actual allocation date. If an Excess Amount was allocated to a Member or an allocation date of this Plan which coincides with an allocation date of another plan, the Excess Amount attributed to this Plan will be the product of the total Excess Amount allocated as of such date, times the ratio of (I) the Annual Additions allocated to the Member for the Limitation Year as of such date under this Plan to (II) the total Annual Additions allocated to the Member for the Limitation Year as of such date under this and all other such plans. Any Excess Amount attributed to this Plan will be disposed of in the manner described in paragraph (3).

          (B) For Plan Years beginning prior to January 1, 2000, in the case of a Member who is also a participant under any defined benefit plan maintained by an Employer, no amount of Annual Additions shall be allocated to the account of such a Member under this Plan in any Limitation Year in excess of the amount which will cause the sum of the applicable Defined Contribution Fraction and the applicable Defined Benefit Fraction of such Member to equal 1.0.

10. INVESTMENT

     1.   The Trustees shall invest the Fund as directed by the Committee.

     2. Except as otherwise provided herein, and subject to Section 10.01 the Trustees may:

          a. Except as hereinafter limited, invest in any form of property without restriction to investments authorized for fiduciaries, including, without limitation on the amount that may be invested therein, any common trust fund; provided that as long as the Fund has any investments in a common trust fund available only to retirement plans which meet the requirements of section 401(a) of the Code, such common trust funds shall constitute an integral part of the Plan and Trust;

          b. Hold cash uninvested and deposit the same with any banking or savings institution;

          c. Join in or oppose the reorganization, recapitalization, consolidation, sale or merger of corporations or properties, including those in which they are interested as Trustees, upon such terms as they deem wise;

          d. Dispose of property for such prices and on such terms as seems best without liability on the purchasers to see to application of the purchase money;

          e. Borrow money with the Committee's approval, upon such terms as the Trustees deem advisable, and pledge all or part of the Fund as security therefor. No person lending to the Trustees need see to application of the money lent or the propriety of the borrowing;

          f.   Hold investments in nominee or bearer form;

          g.   Give proxies; and

          h. Sell, write and otherwise deal in calls and other options for the sale and purchase of securities.

     3. Except as provided herein, the Trustees shall not invest in any obligations of, or lease any property to, the Company or any affiliate of the Company. Since this Plan is intended to be an "eligible individual account plan," as defined in Section 407(d)(3) of ERISA, up to 100 percent of the Fund may be invested in Common Stock. Until such time as all registration requirements of all applicable securities laws are met, no portion of the Accounts of Members may be invested in securities of the Company or any affiliate of the Company.

     4. The Plan is intended to constitute a plan described in section 404(c) of ERISA and Title 29 of the Code of Federal Regulations section 2550.404c-1. Thus, no fiduciary of the Plan shall be liable for any loss, or by reason of any breach, which results from any investment direction made by a Member, beneficiary or alternate payee. The Company or its delegate shall comply with, or monitor compliance with, as required, all disclosure and other responsibilities described in Title 29 of the Code of Federal Regulations section 2550.404c-1(b)(2)(i)(A) and (b)(2)(i)(B)(1) except that the trustee shall monitor compliance with these procedures established to provide confidentiality of information relating to the exercise of voting and tender rights by Members. If the Company determines that a situation has potential for undue influence by the Company, the Company shall direct an independent party to perform such activities as are necessary to ensure the confidentiality of the rights of Members.

     5. Any Member may direct the investment of his or her own Accounts (other than such Member's Transfer Account and Matching Account). In such event, neither the Trustee nor the Company nor the Employer nor the Committee shall be responsible for any losses or diminution in value of the Member's Accounts arising out of such investment direction by the Member. Each Member who elects to direct the investment of such Accounts shall by such action release and agree, on his or her behalf and on the behalf of such Member's heirs and beneficiaries, to indemnify and hold harmless the Trustee, the Company, the Employer and the Committee from and against any and all liability, cost or expense (including reasonable attorney's fees) arising out of or connected with the investment directions of the Member, including, without limitation, any diminution in value or losses incurred from such investment directions. A Member may direct the investment of such Accounts only in the following investment vehicles: (i) a fund investing in the Common Stock (but not until such time as applicable securities regulation requirements are met) (the "Common Stock Fund"),
          (ii) an equity fund, (iii) a balanced fund, (iv) a stable value fund,
          (v) a value fund, (vi) an aggressive equity fund, or (vii) such other investment options as may be designated in writing by the Company. Unless otherwise authorized by the Committee, investment directions may be changed by a Member, such changes to be effective as soon as administratively feasible, but no later than the first day of any fiscal quarter of the Plan Year. Changes in investment direction must be made in such form as designated by the Committee. If the Committee requires that a Member's change in investment direction be made in writing, the Committee will deliver a change of investment form to the Personal Representative of such Member's Employer not later than fifteen (15) days prior to the first day of such fiscal quarter. Under no circumstances may a Member engage in a prohibited transaction as defined in ERISA or the Code.

     6. Funds held in the Common Stock Fund shall be invested and reinvested exclusively in Common Stock except to the extent that cash is held to facilitate purchases and sales within the fund. Shares of Common Stock and cash received by the fund that are attributable to dividends, stock dividends, stock splits or to any reorganization or recapitalization of Philadelphia Suburban Corporation shall remain in or be invested in, as applicable, the Common Stock Fund and allocated to the Members' Accounts in proportion to the number of shares of the Common Stock Fund held in such Accounts. The transfer taxes, brokerage fees and other expenses incurred in connection with the purchase, sale or distribution of Common Stock shall be paid by the Common Stock Fund, and shall be deemed part of the cost of such Common Stock, or deducted in computing the sale proceeds therefrom, as the case may be, unless paid by an Employer. The

          Committee shall determine to what extent a Member shall bear any other administrative fee incurred by the Plan in connection with the transfer of the Member's interest in the Common Stock Fund and provide appropriate written notice to such Members.

     7. Common Stock contributed to a Member's Account shall be valued at the average closing price for the 5 days preceding (but not including) the date of purchase or contribution, as applicable, with respect to newly-issued or treasury shares or the purchase price thereof, with respect to open market purchases. For cash distribution purposes, such Common Stock shall be valued at the actual sales price of such shares.

     8. The voting and tendering of Common Stock held in the Common Stock Fund shall be subject to the following:

          a. For purposes of this subsection, shares of Common Stock shall be deemed to be allocated and credited to a Member's Accounts in an amount to be determined based on the number of shares of Common Stock in such account on the record date of any vote or tender offer and the closing price of company stock on such accounting date or if not traded on that date, on the business day on which shares of company stock were last traded before that accounting date.

          b. Each Member who has Common Stock credited to his Account shall be given notice by the Trustee of the date and purpose of each meeting of the stockholders of Philadelphia Suburban Corporation at which shares of Common Stock are entitled to be voted, and instructions shall be requested from each such Member as to the voting at the meeting of such stockholders. If the Member furnishes instructions within the time specified in the notification given to him, the Trustee shall vote such Common Stock in accordance with the Member's instructions. Shares of Common Stock that have not been credited to any Member's Account or for which no instructions were timely received by the Trustee, whether or not credited to the account of any Member shall be voted by the Trustee in the same proportion that the allocated and voted shares of Common Stock have been voted by Members. The Committee shall establish procedures under which notices shall be furnished to Members as required by this subparagraph (b) and under which the Members' instructions shall be furnished to the Trustee.

          c. Each Member who has shares of Common Stock credited to his Account shall be furnished notice of any tender offer for, or a request or invitation for tenders of, Common Stock made to the Trustee. Instructions shall be requested from each such Member as to the tendering of shares of Common Stock credited to his Account and for this purpose Members shall be provided with a reasonable period of time in which they may consider any such tender offer for, or request or invitation for tenders of, Common Stock made to the Trustee. The Trustee shall tender such Common Stock as to which the Trustee has received instructions to tender from Members within the time specified. Common Stock credited to Member Accounts as to which the Trustee has not received instructions from Members shall not be tendered. Shares of Common Stock that have not been credited to any Member's Account shall be tendered by the Trustee in the same proportion that the allocated and tendered shares of Common Stock have been tendered by Members. The Committee shall establish procedures under which notices shall be furnished to Members as required by this subparagraph (c) and under which the Members' instructions shall be furnished to the Trustee. In carrying out their responsibilities under this subsection the Trustees may rely on information furnished to them by (or under procedures established by) the Committee.

          d. With respect to Members subject to Section 16 of the Securities Exchange Act of 1934 (the `Exchange Act'), the Committee shall apply any requirements or restrictions required for the Plan to obtain the protections of Rule 16b-3 under the Exchange Act or any successor Rule or regulation intended to replace Rule 16b-3.

     9. Upon the written application of any Member, the Committee may, in its discretion, direct the Trustee to make a loan or loans to such Member, provided, however, that nothing contained herein shall obligate the Committee to direct the Trustees to make loans to Members, and provided, further, that the total amount of any such loan or loans shall not exceed the value of the amount vested in all Accounts of such Member. If the Committee determines that loans should be made to Members, such loans shall be available to all Members on a reasonably equivalent basis, and shall not be made available to highly-compensated Employees, officers or shareholders as a percentage of their vested Accounts greater than the percentage of the vested Accounts made available to other Employees. All such loans shall be considered as investments of the Accounts referred to above of the Member to whom such loans are made. All such loans shall bear a reasonable interest rate and shall be adequately secured, and in any event shall be secured by such Member's Accounts as the Committee deems appropriate. Any such loan or loans shall be repaid by the Member in such manner and at such time as the Committee may determine; provided, however, that in no event shall the term of any such loan be for a term longer than the lesser of (I) five years or (ii) a period commencing on the date of the making of such loan and ending at the Member's normal retirement age.

     10. The Committee may appoint in writing an Investment Manager, as defined in ERISA, to direct the investments of the Fund. If the Committee appoints an Investment Manager, such Investment Manager shall acknowledge in writing that he is a fiduciary with regard to the Plan and the Trust. If the Committee appoints an Investment Manager, the Company agrees to indemnify and hold harmless the Trustees from and against all liability, cost or expense (including reasonable attorney's fees) arising out of or connected with the investment of Trust assets by the Investment Manager.

     11. Notwithstanding anything herein the contrary, in no event shall the Fund be so invested that the ratio, (stated as a percentage) of the market value of equity securities with respect to which, in the absence of an exemption under the Securities and Exchange Act of 1934, reports under section 16(a) of that Act would be required, to the market value of all securities held by the Fund having a readily ascertainable market value, determined as of the end of the preceding Plan Year, equal or exceed twenty percent (20%).

11. ACCOUNTINGS

     1. A separate account shall be maintained by the Trustees for each Member.

     2. The Trustees shall keep accounts of transactions hereunder which shall be open to inspection and audit by persons designated by the Committee or by the Employer.

     3. Within 90 days after each Plan Year and within 90 days after its removal or resignation, the Trustees shall file with the Committee an account of their administration of the Fund during such year or form the end of the preceding Plan Year to the date of removal or resignation. Neither the Employer, the Committee nor any other person shall be entitled to any further accounting by the Trustees.

     4. The Committee shall, within 90 days after filing of the account, file with Trustees a written statement stating any objections to the account, including claims relating to negligence, willful misconduct or lack of good faith on the part of the Trustees. If such a statement is filed, the Trustees shall, unless the matter be compromised with the Committee, file their account in any court or competent jurisdiction for audit and adjudication.

12. GENERAL PROVISIONS CONCERNING TRUSTEES

     1. The Trustees shall make investments and pay benefits only as directed by the Committee and shall be fully protected in so doing.

     2. Whenever the Trustees must or may act upon the direction or approval of the Committee, the Trustees may act upon written communication signed by any Committee member or any agent appointed in writing by the whole Committee to act on its behalf whose authority shall be deemed to continue until revoked in writing. The Trustees shall incur no liability for failure to act without such a communication.

     3. Whenever the Committee is appointed or its membership changes, the Company shall advise the Trustees in writing of the names of the Committee members and the Trustees may assume that those persons continue in office until advised differently in the same manner.

     4. All unreimbursed expenses of the Fund including legal fees and expenses incurred by the Trustees in administering the Trust, taxes and other items may be paid from the Fund or by the Employer, and the Employer may reimburse the Fund for any such payment from the Fund.

     5. The Trustees shall not be liable for any loss to the Fund or any act done or omitted by them, unless due to their own negligence, willful misconduct, lack of good faith or violation of Part 4 of Title I of ERISA, and, except as herein provided, all claims against the Trustees shall be limited to the Fund.

     6. The Trustees need not engage in litigation unless first indemnified against expense by the Company or unless the litigation is occasioned by the fault of the Trustees or involves a question of their fault.

     7. Any Trustee may resign by written notice to the Company which shall be effective 30 days after delivery. Any Trustee may be removed by the Company by written notice to the Trustee which shall be effective upon delivery. The Company and the Trustees may agree to waive all or part of any such waiting period. In the event of such resignation or removal, the Company shall promptly appoint a new Trustee. The remaining Trustees shall continue to serve as Trustees, with all power and authority to act, until a new Trustee is appointed.

13. AMENDMENT: TERMINATION: EXCLUSIVE BENEFIT

     1. The Company hopes and expects to continue the Plan indefinitely, but necessarily reserves the right to amend, modify or terminate the Plan, provided, however, that no amendment, modification or termination shall:

          a.   decrease a Member's account balance, or

          b. provide that the Fund shall be used for purposes other than for the exclusive benefit of Members or their beneficiaries, or that the Fund shall ever revert to or be used or enjoyed by the Employer except as specifically authorized herein, provided, however, this agreement may be amended retroactively to qualify the Plan as a tax exempt profit-sharing plan, or to qualify a portion of the Plan as a CODA.

     2. The Plan may also be partially or completely terminated by the Company at any time, and any Employer shall have the right to terminate its participation in the Plan at the end of any Plan Year. If the Plan is partially terminated, all amounts credited to the Accounts of Members who are terminated from the Plan (including amounts held for a terminated Member pursuant to Section 16.06 not previously forfeited by him) shall fully vest and become non-forfeitable. If the Plan is completely terminated, or if there is a complete discontinuance of contributions under the Plan, or if any Employer terminates its participation in the Plan, all amounts credited to the Accounts of affected Members (including amounts held for a terminated Member pursuant to Section 16.06 not previously forfeited by him) shall fully vest and become non-forfeitable. Upon partial or complete termination of the Plan, or upon complete discontinuance of contributions under the Plan, the Trustees, as directed by the Committee, with respect to part or all of the Fund, as the case may be, or in the absence of such direction, in their own discretion, shall distribute the Fund at once, any such distribution to be in the manner provided in Section 5.05, or shall continue to hold the Fund for distribution, provided that if the Commissioner of Internal Revenue determines that the Plan as adopted fails to meet the requirements of section 401(a) of the Code for the first Plan Year, the Plan shall terminate and all property held in the Fund shall be returned to the Employer or to the contributors (with respect to voluntary contributions) free of trust, within one year after the date of denial of qualification of the Plan. In the event that a contribution is made to the Plan conditioned upon qualification of the Plan as amended, such contribution must be returned to the Employer upon the determination that the amended Plan fails to qualify under the Code provided that:

          a. The Plan amendment is submitted to the Internal Revenue Service for qualification within one year from the date the amendment is adopted;

          b. Such contribution that was made conditioned upon Plan requalification is returned to the Employer within one year after the date the Plan's requalification is denied. Following the completion of such distributions, the Trust will terminate, the Trustees will be relieved from all liability under the Trust and no Member or other person will have any claims thereunder, except as required by applicable law.

     3. No termination or amendment of the Plan or of the Trust and no other action shall divert any part of the Fund to any purpose other than the exclusive benefit of Employees or their beneficiaries.

14. CONCERNING OTHER QUALIFIED PLANS

     1. The Committee may, in its sole discretion, allow to be transferred to the Trustees all or any of the assets held by any other plan or trust which satisfies the applicable requirements of the Code relating to qualified plans and trusts on behalf of a Member in this Plan. Any such assets so transferred shall be accompanied by written information from the trustee holding such assets, setting forth the Member or Members in this Plan for whose benefit such assets have been transferred and showing separately the respective current value of the assets attributable to each such Member. Upon receipt of such assets and instructions the Trustees shall thereafter proceed in accordance with the provisions of the Plan. Such transferred amounts shall be maintained in each such Member's Transfer Account. This Plan will not accept a transfer of "accumulated deductible employee contributions," within the meaning of section 72(o)(5) of the Code.

     2. The Company by written direction to the Trustees may transfer some or all of the assets held under the Plan to another plan or trust meeting the requirements of the Code relating to qualified plans and trusts. Upon receipt of such written direction, the Trustees shall cause to be transferred the assets so directed.

     3. An Employee eligible to participate in the Plan, regardless of whether he has satisfied the age and service requirements, may file a written petition with the Committee requesting that the Trustee accept a Rollover Contribution from such Employee. The Committee, in its sole discretion, shall determine whether or not such Employee shall be permitted to make a Rollover Contribution to the Trust. Any written petition filed pursuant to this Section 14.03 shall set forth the amount of such Rollover Contribution, the nature of the property contained in the Rollover Contribution, and a statement, satisfactory to the Committee, that such contribution constitutes a Rollover Contribution. In the event the Committee permits an Employee to make a Rollover\Contribution, such Rollover Contribution shall become part of the Fund and shall be maintained in the Transfer Account.

15. MISCELLANEOUS PROVISIONS

     1. The Plan shall not confer upon an Employee any right to be continued as such.

     2. The corpus or income of the Trust may not be diverted to or used for other than the exclusive benefits of Members or their beneficiaries. No benefit or interest available hereunder shall be subject to assignment or alienation, either voluntary or involuntary. The preceding sentence shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Member pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in section 414(p) of the Code. A domestic relations order entered before January 1, 1985 will be treated as a qualified domestic relations order if payment of benefits pursuant to the order has commenced as of such date.

     3. If the Committee deems any person incapable of receiving benefits to which he is entitled by reason of minority, illness, infirmity or other incapacity, it may direct the Trustees to make payment directly for the benefit of such person or to any person selected by the Committee to disburse it. Such payments shall, to the extent thereof, discharge all liability of the Company, the Employer, the Committee, the Trustees and the Fund.

     4. If any benefit hereunder has been payable and unclaimed for four years since the whereabouts or continued existence of the person entitled thereto was last known to the Committee, such benefit shall be distributed following a determination by a court of competent jurisdiction that such Member is legally dead as if such Member had died on the date specified in such determination, as provided in
          Article VI. The four year period may be extended by the Committee whenever, in its discretion, special circumstances justify such action.

     5. The Employer shall have no liability for payments under the Plan or administration of the Fund except to make the contributions required by Article III. Persons entitled shall look solely to the Fund for any payments under the Plan.

     6. In the case of any merger or consolidation with, or transfer of assets or liabilities of the Plan to, any other plan, each Employee and beneficiary shall (if the Plan then terminates) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

     7. Construction, validity and administration of the Plan and Trust shall be governed by the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of Maine.

     8. This Plan shall not become a direct or indirect transferee of the assets of a defined benefit plan, money purchase plan, stock bonus plan, or profit sharing plan which provides for a life annuity form of payment of benefits.

16. ADDITIONAL PROVISIONS

     1. "Break in Service" shall mean a 12-consecutive month period during which the Employee has not completed more than 500 Hours of Service with the Employer; provided that any period during which an Employee is employed by an Affiliate which is not an Employer shall not be counted in determining a Break in Service.

     2. "12 consecutive month period." The measurement of a 12 consecutive month period for purposes of determining a Year of Service and a Break in Service shall begin on the date on which the Employee first performs an Hour of Service and each anniversary thereof.

     3. Except as provided below, "Year of Service" for purposes of eligibility and vesting shall mean a 12-consecutive month period during which the Employee completes at least 1,000 Hours of Service. Any 12-consecutive month period during which an Employee has less than 1,000 Hours of Service shall not be considered in computing Years of Service.

          In the case of any Employee who has a Break in Service, Service before such break shall be considered in computing Years of Service for purposes of eligibility under Article II and for purposes of determining such Employee's vested portion of his Accounts after such break, but Service after such break shall be considered in computing Service for purposes of determining the Employee's vested portion of his Accounts before such break except, that, in the case of an Employee who has five or more consecutive Breaks in Service, all Service after such breaks shall not be considered in computing Service for purposes of determining the Employee's vested portion of his Accounts that accrued before such breaks. Separate accounts will be maintained for the Employee's pre-Break and post-Break Employer-derived accrued benefit. Both accounts will share in the earnings and losses of the Fund.

     4. No amendment to the vesting schedule as set forth above or in any prior vesting schedule under the Plan shall deprive a Member of his non-forfeitable rights to benefits accrued to the date of the amendment. Further, if a vesting schedule of the Plan is amended, or if the Plan is amended in any way that directly or indirectly affects the computation of a Member's non-forfeitable rights to benefits, or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Member with at least five Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment, to have his non-forfeitable percentage computed under the Plan without regard to such amendment. The period during which the election may be made shall commence with the date of the amendment is adopted and shall end on the later of:

          (1)  60 days after the amendment is adopted;

          (2)  60 days after the amendment becomes effective; or

          (3) 60 days after the Member is issued written notice of the amendment by the Employer or plan administrator.

     5. If a distribution is made at a time when a Member has a nonforfeitable right to less than 100 percent of the account balance derived from Employer contributions and the Member may increase the nonforfeitable percentage in the account: (1) a separate account shall be established for the Member's interest in the Plan as of the time of the distribution, and (2) at any relevant time, the Member's nonforfeitable portion of the separate account will be equal to an amount ("x") determined by the formula: x = P(AB + (R x D)) - (R x D). For purposes of applying the formula: P is the nonforfeitable percentage at the relevant time; AB is the account balance at the relevant time; R is the ratio of the account balance at the relevant time to the account balance after distribution; and D is the amount of the distribution.

     6.   Forfeitures

          Any balance in the Accounts of a Member who has separated from service to which he is not entitled under Article IV shall be subject to forfeiture and held in a separate account, administered by the Trustees, and treated as though it were a Member's Regular Account. If a Member who has separated from service as provided in Section 5.03 is subsequently rehired without incurring five consecutive Breaks in Service, then such amount shall be restored in such Member's Regular Account and shall vest in accordance with Article IV, but if such Member incurs five consecutive Breaks in Service, then the amounts held in the separate account shall be forfeited in the Plan Year in which such fifth consecutive Break in Service occurs. No forfeitures will occur solely as a result of a Member's withdrawal of contributions to his Voluntary Account. The amounts forfeited shall be allocated to the Accounts of other Members in direct proportion to their respective Compensation for the Plan Year.

17. DISTRIBUTIONS

     1. Applicability. This Article applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the plan to the contrary that would otherwise limit a distributee's election under this Article, a distributee may elect, at the time and in the manner prescribed by the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.



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     2.   Definitions.

          a. Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          b. Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

          c. Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

          d. Direct rollover: A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributee.

     IN WITNESS WHEREOF, the parties hereto have signed this Trust Agreement, to be effective as of May 20, 1999.

WITNESS:                                         CONSUMERS WATER COMPANY


/s/ Lisa S. Piotrowski                           /s/ Roy H. Stahl
-----------------------------                    ----------------------------
Lisa S. Piotrowski                               Roy H. Stahl, Vice President

/s/ Lisa S. Piotrowski                           /s/ Roy H. Stahl
------------------------------                   ----------------------------
Lisa S. Piotrowski                               Roy H. Stahl, Trustee



/s/ Lisa S. Piotrowski                           /s/ Robert G. Liptak
-------------------------------                  ----------------------------
Lisa S. Piotrowski                               Robert G. Liptak, Trustee


/s/ Lisa S. Piotrowski                           /s/ David P. Smeltzer
-------------------------------                  ----------------------------
Lisa S. Piotrowski                               David P. Smeltzer, Trustee